EXHIBIT 99.02

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United KingdomTel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

2 August 2007

Shire plc (the "Company")

Notification of the Exercise of an Option and Sale of Shares by a Person Discharging Managerial Responsibilities.

The Company was notified by Dr Eliseo Salinas, Executive Vice President, Global Research and Development and Chief Scientific Officer on 1 August 2007, of the exercise in London on the same day, of an option over 105,000 ordinary 5p shares in the capital of the Company at an exercise price of £4.805.  Dr Salinas chose to use a net settled cashless exercise facility run by the Company which resulted in a total of 63,677 shares being allotted to him.  The option over the remaining 41,323 shares lapsed.

The Company was further notified, by Dr Salinas, on 1 August 2007, of the sale in London on the same day of 63,677 ordinary 5p shares in the capital of the Company at a price of £12.21.

Following this transaction Dr Salinas retains share options and stock appreciation rights over a total of 221,005 ordinary shares in the Company.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases.  The structure is sufficiently flexible to allow Shire

Registered in England 2883758  Registered Office as above

 to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758  Registered Office as above